                                 EXHIBIT 2.1



                        AGREEMENT AND PLAN OF MERGER,
                   DATED SEPTEMBER 16, 1996, BY AND AMONG
            MUTUAL SAVINGS BANK, FIRST FEDERAL MERGER CORPORATION
              AND FIRST FEDERAL BANCSHARES OF EAU CLAIRE, INC.

                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                            MUTUAL SAVINGS BANK,

                      FIRST FEDERAL MERGER CORPORATION

                                     and

                FIRST FEDERAL BANCSHARES OF EAU CLAIRE, INC.

                       DATED AS OF SEPTEMBER 16, 1996

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----



RECITALS                                                                      1

ARTICLE I                                      DEFINITIONS                    1
         1.1   Acquisition                                                    1
         1.2   Acquisition Proposal                                           2
         1.3   Affiliate                                                      2
         1.4   Agreement                                                      2
         1.5   Announcement                                                   2
         1.6   Bank                                                           3
         1.7   Buildings                                                      3
         1.8   CERCLA                                                         3
         1.9   Closing                                                        3
         1.10  Closing Date                                                   3
         1.11  Code                                                           3
         1.12  Contracts                                                      3
         1.13  Control                                                        3
         1.14  Effective Time                                                 3
         1.15  Employee Benefit Plans                                         3
         1.16 Environmental Claim, Environmental Hazardous Material, Environmental Laws, Environmental Permits and Environmental
               Release                                                        4
         1.17  Equipment                                                      4
         1.18  ERISA                                                          4
         1.19  Exchange Act                                                   4
         1.20  FDIC                                                           4
         1.21  FHLB of Chicago                                                4
         1.22  First Federal                                                  4
         1.23  First Federal Closing Certificate                              4
         1.24  First Federal Common Stock                                     4
         1.25  First Federal Counsel Opinion                                  4
         1.26  First Federal Deferred Compensation Plan                       4
         1.27  First Federal Disclosure Schedule                              5
         1.28  First Federal ESOP                                             5
         1.29  First Federal ESOP Indebtedness                                5
         1.30  First Federal Executives                                       5
         1.31  First Federal Existing Contracts                               6
         1.32  First Federal Existing Employment Agreements                   6
         1.33  First Federal Existing Indebtedness                            6
         1.34  First Federal Existing Insurance Policies                      6
         1.35  First Federal Existing Investment Securities                   6

                                                                            Page
                                                                            ----

         1.36  First Federal Existing Liens                                   6
         1.37  First Federal Existing Litigation                              6
         1.38  First Federal Existing Permits                                 6
         1.39  First Federal Existing Plans                                   6
         1.40  First Federal Incentive Plan                                   7
         1.41  First Federal Meeting                                          7
         1.42  First Federal Profit Sharing Plan                              7
         1.43  First Federal Proxy Statement                                  7
         1.44  First Federal Real Estate                                      7
         1.45  First Federal Replacement Employment Agreement                 7
         1.46  First Federal Reports                                          7
         1.47  First Federal Severance Agreement                              7
         1.48  First Federal Shareholders                                     7
         1.49  First Federal Stock Option Plan                                7
         1.50  First Federal Stock Options                                    8
         1.51  First Federal Subsidiaries                                     8
         1.52  HOLA                                                           8
         1.53  Indebtedness                                                   8
         1.54  Indemnified Liabilities                                        8
         1.55  Indemnified Parties                                            8
         1.56  Information                                                    8
         1.57  Investment Securities                                          8
         1.58  IRS                                                            8
         1.59  Law                                                            8
         1.60  Lien                                                           8
         1.61  Material Adverse Effect                                        8
         1.62  Merger                                                         9
         1.63  Merger Corp                                                    9
         1.64  Merger Per Share Consideration                                 9
         1.65  Merger Stock                                                   9
         1.66  Merger Total Consideration                                     9
         1.67  Minnesota Savings Association Regulatory Authority             9
         1.68  Mutual                                                         9
         1.69  Mutual and Merger Corp. Closing Certificate                    9
         1.70  Mutual Counsel Opinion                                         9
         1.71  NASDAQ/NMS                                                     9
         1.72  OTS                                                            9
         1.73  Paying Agent                                                  10
         1.74  Payment Fund                                                  10
         1.75  Permits                                                       10
         1.76  Permitted Liens                                               10
         1.77  Person                                                        10
         1.79  Regulatory Approvals                                          10

                                                                            Page
                                                                            ----

         1.80  Restructuring                                                 10
         1.81  SAIF                                                          10
         1.82  SEC                                                           10
         1.83  Securities Act                                                11
         1.84  Stock Option Agreement                                        11
         1.85  Stock Option Consideration                                    11
         1.86  Subsidiary                                                    11
         1.87  Surviving Corporation                                         11
         1.88  Trading Day                                                   11
         1.89  WBCL                                                          11
         1.90  Wisconsin Savings Association Regulatory Agency               11

ARTICLE II                    THE MERGER                                     11
         2.1   The Merger                                                    11
         2.2   Effect of the Merger                                          12
         2.3   Effective Time                                                12
         2.4   Articles and Bylaws of Surviving Corporation                  13
         2.5   Charter and Bylaws of the Bank; Offices of the Bank           13
         2.6   Directors and Officers of Surviving Corporation               13
         2.7   Conversion of First Federal Common Stock                      13
         2.8   Conversion of Stock of Merger Corp.                           14
         2.9   Meeting of First Federal Shareholders                         14
         2.10  Payment of Merger Total Consideration                         15
         2.11  Surrender of Certificates                                     15
         2.12  [Reserved]                                                    16
         2.13  Continuation of Deposits                                      16
         2.14  Liquidation Account and Sub-Accounts                          16
         2.15  Subsequent Restructuring                                      17
         2.16  Anti-Dilution Provisions                                      17

ARTICLE III              OTHER AGREEMENTS                                    17
         3.1   Access                                                        17
         3.2   First Federal's Disclosure Schedule                           18
         3.3   Duties Concerning Representations                             18
         3.4   Deliveries of Information; Consultation                       19
         3.5   Directors' and Officers' Indemnification                      19
         3.6   Letter of First Federal's Accountants                         20
         3.7   Legal Conditions to Merger                                    20
         3.8   Stock Listings                                                21
         3.9   Announcements                                                 21
         3.10  Best Efforts                                                  21
         3.11  Employee And Managerial Matters                               21
         3.12  Employee Benefit Matters                                      22

                                                                            Page
                                                                            ----

         3.13  Confidentiality                                               25
         3.14  Conformance to Reserve Policies                               25
         3.15  Conduct of Mutual's Business                                  26
         3.16  FDICIA Management Certification Systems                       26

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL      26
         4.1   Organization and Qualification; Subsidiaries                  26
         4.2   Articles of Incorporation and Bylaws                          27
         4.3   Capitalization                                                27
         4.4   Authorization:  Enforceability                                28
         4.5   No Violation or Conflict                                      29
         4.6   Title to Assets; Leases                                       29
         4.7   Litigation                                                    29
         4.8   Securities and Banking Reports; Books and Records             30
         4.9   Absence of Certain Changes                                    30
         4.10  Buildings and Equipment                                       31
         4.11  First Federal Existing Contracts                              31
         4.12  Performance of First Federal Existing Contracts               32
         4.13  Contingent and Undisclosed Liabilities                        32
         4.14  First Federal Existing Insurance Policies                     33
         4.15  Employee Benefit Plans                                        33
         4.16  No Violation of Law                                           34
         4.17  Brokers                                                       35
         4.18  Taxes                                                         35
         4.19  Real Estate                                                   36
         4.20  Governmental Approvals                                        36
         4.21  No Pending Acquisitions                                       36
         4.22  Labor Matters                                                 36
         4.23  Indebtedness                                                  37
         4.24  First Federal Existing Permits                                37
         4.25  Disclosure                                                    37
         4.26  Information Supplied                                          37
         4.27  Vote Required                                                 38
         4.28  Opinion of Financial Advisor                                  38
         4.29  Environmental Protection                                      38
         4.30  Investment Securities                                         40

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF MUTUAL AND MERGER CORP.    40
         5.1   Organization and Capitalization; Business                     40
         5.2   Authorization; Enforceability                                 41
         5.3   No Violation or Conflict                                      41
         5.4   Litigation                                                    41
         5.5   Brokers                                                       42

                                                                            Page
                                                                            ----

         5.6   Governmental Approvals                                        42
         5.7   Disclosure                                                    42
         5.8   Information Supplied                                          42
         5.9   Opinion of Financial Advisor                                  42
         5.10  Cash Payment                                                  42
         5.11  Compliance with Laws                                          42
         5.12  Consummation                                                  42
         5.13  Employee Benefit Plans                                        42

ARTICLE VI CONDUCT OF BUSINESS BY FIRST FEDERAL PENDING THE MERGER           43
         6.1   Carry on in Regular Course                                    43
         6.2   Use of Assets                                                 43
         6.3   No Default                                                    43
         6.4   Existing Insurance Policies                                   43
         6.5   Employment Matters                                            43
         6.6   Contracts and Commitments                                     44
         6.7   Indebtedness; Investments                                     44
         6.8   Preservation of Relationships                                 44
         6.9   Compliance with Laws                                          44
         6.10  Taxes                                                         44
         6.11  Amendments                                                    44
         6.12  Issuance of Stock; Dividends; Redemptions                     44
         6.13  Policy Changes                                                45
         6.15  Acquisition Transaction                                       45

ARTICLE VII           CONDITIONS PRECEDENT TO THE MERGER                     46
         7.1   Conditions to Each Parties Obligations to Effect the Merger   46
         7.2   Conditions to Obligation of Mutual                            46
         7.3   Conditions to Obligation of First Federal                     48

ARTICLE VIII              TERMINATION; MISCELLANEOUS                         49

         8.1   Termination                                                   49
         8.2   Rights on Termination; Waiver                                 49
         8.3   Survival of Representations, Warranties and Covenants         50
         8.4   Entire Agreement; Amendment                                   50
         8.5   Expenses                                                      50
         8.6   Governing Law                                                 51
         8.7   Assignment                                                    51
         8.8   Notices                                                       51
         8.9   Counterparts; Headings                                        52
         8.10  Interpretation                                                52
         8.11  Severability                                                  52
         8.12  Specific Performance                                          52

                                                                            Page
                                                                            ----

         8.13  No Reliance                                                   52
         8.14  Further Assurances                                            53

EXHIBITS

     Exhibit 1  -    Form of First Federal Closing Certificate
     Exhibit 2  -    Form of First Federal Counsel Opinion
     Exhibit 3  -    Form of First Federal Replacement Employment Agreement
     Exhibit 4  -    Form of First Federal Severance Agreement
     Exhibit 5  -    Form of Mutual and Merger Corp. Closing Certificate
     Exhibit 6  -    Form of Mutual Counsel Opinion

                         AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER is made as of this 16th day of September, 1996 by and among MUTUAL SAVINGS BANK, FIRST FEDERAL MERGER CORPORATION and FIRST FEDERAL BANCSHARES OF EAU CLAIRE, INC.


                                    RECITALS


        WHEREAS, the respective Boards of Directors of Mutual, Merger Corp. and First Federal have approved this Agreement by the requisite vote imposed by Law, and deem it advisable and in the best interest of their respective institutions and members or stockholders, as the case may be, to consummate the reorganization provided for herein, pursuant to which Merger Corp. will merge with and into First Federal, the surviving institution, and in connection therewith the stockholders of First Federal will receive cash in exchange for their shares of First Federal Common Stock;

        WHEREAS, concurrently with this Agreement and as a condition and an inducement to the willingness of Mutual to enter into this Agreement, First Federal and Mutual are entering into a Stock Option Agreement granting Mutual, under the conditions set forth therein, the option to purchase shares of newly-issued First Federal Common Stock;

        WHEREAS, the Board of Directors of First Federal has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the First Federal Meeting.

        NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                  ARTICLE I
                                 DEFINITIONS

        When used in this Agreement, the following terms shall have the meanings specified:

        1.1 Acquisition. "Acquisition" shall mean any of the following involving First Federal or the Bank, other than the Merger:

             (a) any merger, consolidation, share exchange, business combination or other similar transaction;

             (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of related transactions, excluding from this calculation any such transactions undertaken in the ordinary course of business and consistent with past practice;

             (c) any sale of 10% or more of the outstanding shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

             (d) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith;

             (e) any solicitation of proxies in opposition to approval by First Federal's shareholders of the Merger or the Stock Option Agreement;

             (f) The filing of an acquisition application (or the giving of acquisition notice), whether in draft or final form, under HOLA with respect to First Federal or the Bank;

             (g) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or

             (h) any public announcement of a proposal, plan or intention to do any of the foregoing.

        1.2 Acquisition Proposal. "Acquisition Proposal" shall mean the making of any proposal by any Person concerning an Acquisition.

        1.3 Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

        1.4 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the First Federal Disclosure Schedule, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

        1.5 Announcement. "Announcement" shall mean any public notice, release, statement or other communication to employees, suppliers, distributors, customers, members, stockholders, the general public, the press or any securities exchange or securities quotation system relating to the negotiation and preparation of this Agreement or the transactions contemplated hereby.

        1.6 Bank. "Bank" shall mean First Federal Bank of Eau Claire, F.S.B., a federally-chartered savings bank which is a wholly-owned subsidiary of First Federal.

        1.7 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements (including without limitation stand-alone automated teller machines or similar devices) used by First Federal or an Affiliate and located on the First Federal Real Estate.

        1.8 CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be in effect from time to time.

        1.9 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

        1.10 Closing Date. "Closing Date" shall mean the date of the Effective Time or such other date as the parties may mutually agree to in writing.

        1.11 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

        1.12 Contracts. "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the relevant Person is a party or by which it is bound.

        1.13 Control. "Control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. "Control," as used with respect to securities or other property, shall mean the power to exercise or direct the exercise of any voting rights associated therewith, or the power to dispose or direct the disposition thereof, or both.

        1.14 Effective Time. "Effective Time" shall have the meaning specified in Section 2.3 of this Agreement.

        1.15 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the relevant Person.

        1.16 Environmental Claim, Environmental Hazardous Material, Environmental Laws, Environmental Permits and Environmental Release. "Environmental Claim," " Environmental Hazardous Material," "Environmental Laws," "Environmental Permits" and "Environmental Release" shall have the meanings specified in Section 4.29 of this Agreement.

        1.17 Equipment. "Equipment" shall mean all equipment, boilers, furniture, fixtures, motor vehicles, furnishings, office equipment, computers and other items of tangible personal property owned by the relevant Person which are either presently used, or are used on the Closing Date, by the relevant Person in the conduct of its business.

        1.18 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

        1.19 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

        1.20 FDIC.  "FDIC" shall mean the Federal Deposit Insurance Corporation.

        1.21 FHLB of Chicago. "FHLB of Chicago" shall mean the Federal Home Loan Bank of Chicago, Illinois.

        1.22 First Federal. "First Federal" shall mean First Federal Bancshares of Eau Claire, Inc., a Wisconsin corporation which is registered as a unitary savings and loan holding company under HOLA and the rules and regulations of the OTS promulgated thereunder.

        1.23 First Federal Closing Certificate. "First Federal Closing Certificate" shall mean the Closing Certificate of First Federal in substantially the form of Exhibit 1 attached to this Agreement.

        1.24 First Federal Common Stock. "First Federal Common Stock" shall mean all of the authorized shares of common stock, $.01 par value per share, of First Federal.

        1.25 First Federal Counsel Opinion. "First Federal Counsel Opinion" shall mean an opinion of Michael Best & Friedrich in substantially the form of
Exhibit 2 attached to this Agreement.

        1.26 First Federal Deferred Compensation Plan. "First Federal Deferred Compensation Plan" shall mean the First Federal Bank of Eau Claire, F.S.B. Deferred Compensation Plan, established by the Bank effective January 1, 1994 to provide for contributions by the Bank on behalf of certain employees in an amount equal to the additional benefits such persons would have received under the First Federal ESOP but for the maximum annual contribution limitation in
Section 415 of the Code and the maximum annual contribution limit in Section 401(a)(17) of the Code.

        1.27 First Federal Disclosure Schedule. "First Federal Disclosure Schedule" shall mean the disclosure schedule, dated the date of this Agreement, delivered by First Federal to Mutual contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

        1.28 First Federal ESOP. "First Federal ESOP" shall mean the First Federal Bank of Eau Claire, F.S.B. Employee Stock Ownership Trust effective January 1, 1994.

        1.29 First Federal ESOP Indebtedness. "First Federal ESOP Indebtedness" shall mean the Indebtedness of the First Federal ESOP to First Federal under the loan extended by First Federal to the First Federal ESOP for the purpose of financing the First Federal ESOP's purchase of shares of First Federal Common Stock in connection with the Bank's October 6, 1994 conversion from mutual to stock form and its concurrent reorganization into a holding company structure pursuant to which the Bank became a wholly-owned subsidiary of First Federal. First Federal ESOP Indebtedness shall include the outstanding principal and accrued and unpaid interest under the terms of said loan as of the relevant time of inquiry.

        1.30 First Federal Executives. "First Federal Executives" shall mean the individuals set forth in the table below in their capacities as executive officers of First Federal or the Bank, or both, as identified adjacent to their respective names:


                                            OFFICE(S) HELD IN
NAME OF EXECUTIVE                       FIRST FEDERAL AND THE BANK
- -----------------                       --------------------------
Donald T. Tietz                         President and Chief Executive Officer
                                        of First Federal and the Bank

Douglas D. Hillestad                    Vice President, Home Office Loan
                                        Originations of the Bank

David L. Johnson                        Vice President, Mortgage Loan
                                        Originations, Processing and Servicing
                                        of the Bank

Jerome A. Reinecke                      Vice President, Treasurer, Chief
                                        Financial Officer and Corporate
                                        Secretary of First Federal and of the
                                        Bank

Thomas E. Schommer                      Vice President, Branch Coordination of
                                        the Bank

Robert D. Stanton                       Vice President, Marketing, Data
                                        Processing, and Deposit Services of
                                        the Bank

        1.31 First Federal Existing Contracts. "First Federal Existing Contracts" shall mean those Contracts which are listed and briefly described pursuant to Section 4.11 of this Agreement on the First Federal Disclosure Schedule.

        1.32 First Federal Existing Employment Agreements. "First Federal Existing Employment Agreements" shall mean the employment agreements by and between the Bank and each of the First Federal Executives, each effective as of October 6, 1994.

        1.33 First Federal Existing Indebtedness.  "First Federal Existing
Indebtedness"   shall mean all Indebtedness of First Federal and the First
Federal Subsidiaries, all of which is listed and briefly described on the First Federal Disclosure Schedule.

        1.34 First Federal Existing Insurance Policies. "First Federal Existing Insurance Policies" shall mean all of the insurance policies in effect and owned by First Federal or any First Federal Subsidiary, all of which are listed and briefly described on the First Federal Disclosure Schedule.

        1.35 First Federal Existing Investment Securities. "First Federal Existing Investment Securities" shall mean Investment Securities of First Federal and the First Federal Subsidiaries, all of which are listed and briefly described on the First Federal Disclosure Schedule.

        1.36 First Federal Existing Liens. "First Federal Existing Liens" shall mean all Liens affecting any of the assets and properties of First Federal or any First Federal Subsidiary except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, all of which are listed and briefly described on the First Federal Disclosure Schedule.

        1.37 First Federal Existing Litigation. "First Federal Existing Litigation" shall mean all pending or, to the knowledge of First Federal, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against First Federal or any First Federal Subsidiary, or affecting any assets or the business of First Federal or any First Federal Subsidiary, all of which are listed and briefly described on the First Federal Disclosure Schedule.

        1.38 First Federal Existing Permits. "First Federal Existing Permits" shall mean all Permits of First Federal and all First Federal Subsidiaries, the significant ones of which are listed and briefly described on the First Federal Disclosure Schedule.

        1.39 First Federal Existing Plans. "First Federal Existing Plans" shall mean all Employee Benefit Plans of First Federal and the First Federal Subsidiaries and any Employee

Benefit Plans of such entities that have been terminated since January 1, 1994, all of which are listed and briefly described on the First Federal Disclosure Schedule.

        1.40 First Federal Incentive Plan. "First Federal Incentive Plan" shall mean the First Federal Bank of Eau Claire, F.S.B. Incentive Plan and Trust Agreement effective as of May 17, 1995.

        1.41 First Federal Meeting. "First Federal Meeting" shall mean the special or annual meeting of the First Federal Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be necessary or desirable.

        1.42 First Federal Profit Sharing Plan. "First Federal Profit Sharing Plan" shall mean the First Federal Bank of Eau Claire, F.S.B. Profit Sharing Plan, a tax qualified defined contribution plan covering substantially all full-time employees of the Bank.

        1.43 First Federal Proxy Statement. "First Federal Proxy Statement" shall have the meaning specified in Section 2.9(b) of this Agreement.

        1.44 First Federal Real Estate. "First Federal Real Estate" shall mean the parcels of real property identified in the legal descriptions set forth in the First Federal Disclosure Schedule.

        1.45 First Federal Replacement Employment Agreement. "First Federal Replacement Employment Agreement" shall mean an employment agreement in substantially the form of Exhibit 3 attached to this Agreement, to be entered into at the Closing and to be effective as of the Effective Time, by and between the Bank and any one or more of the First Federal Executives, all as provided in
Section 3.11(d) of this Agreement.

        1.46 First Federal Reports. "First Federal Reports" shall have the meaning specified in Section 4.8 of this Agreement.

        1.47 First Federal Severance Agreement. "First Federal Severance Agreement" shall mean a severance agreement in substantially the form of Exhibit 4 attached to this Agreement, to be entered into at the Closing and to be effective as of the Effective Time, by and between the Bank and those of the First Federal Executives with whom the Bank does not enter into a First Federal Replacement Employment Agreement, all as described in Section 3.11(d) of this Agreement.

        1.48 First Federal Shareholders. "First Federal Shareholders" shall mean all Persons owning shares of First Federal Common Stock on the relevant date of inquiry.

        1.49 First Federal Stock Option Plan. "First Federal Stock Option Plan" shall mean the First Federal Bancshares of Eau Claire, Inc. 1995 Stock Option Plan.

        1.50 First Federal Stock Options. "First Federal Stock Options" shall mean options to purchase shares of First Federal Common Stock granted pursuant to the First Federal Stock Option Plan which are outstanding as of the relevant time of inquiry.

        1.51 First Federal Subsidiaries. "First Federal Subsidiaries" shall mean those Subsidiaries of First Federal listed on the First Federal Disclosure Schedule pursuant to Section 4.1(c) of this Agreement.

        1.52 HOLA. "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended, including the rules and regulations of the OTS promulgated thereunder.

        1.53 Indebtedness. "Indebtedness" shall mean all liabilities or obligations (except deposit accounts) of the relevant Person, whether primary or secondary, absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the relevant Person.

        1.54 Indemnified Liabilities. "Indemnified Liabilities" shall have the meaning defined in Section 3.5 of this Agreement.

        1.55 Indemnified Parties. "Indemnified Parties" shall have the meaning defined in Section 3.5 of this Agreement.

        1.56 Information. "Information" shall refer to the financial and other business information, whether in written or oral form, furnished to Mutual or any of its Affiliates by First Federal or any of the First Federal Subsidiaries.

        1.57 Investment Securities. "Investment Securities" shall mean all investment securities of the relevant Person permitted to be held by the relevant Person under Law.

        1.58 IRS.  "IRS" shall mean the United States Internal Revenue Service.

        1.59 Law. "Law" shall mean any federal, state, local or other law, rule, regulation, policy or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

        1.60 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

        1.61 Material Adverse Effect. "Material Adverse Effect" shall mean any change or effect that is or is reasonably likely to be materially adverse to the relevant Person's business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities (including contingent liabilities) or prospects.

        1.62 Merger. "Merger" shall mean the merger of Merger Corp. with and into First Federal pursuant to this Agreement.

        1.63 Merger Corp. "Merger Corp." shall mean First Federal Merger Corporation, a Wisconsin corporation organized as a wholly-owned subsidiary of Mutual specifically for the purpose of effecting the transactions contemplated by this Agreement.

        1.64 Merger Per Share Consideration. "Merger Per Share Consideration" shall mean the amount of Eighteen and 85/100 Dollars ($18.85). The Merger Per Share Consideration shall be subject to increase if the Closing Date is delayed beyond March 31, 1997, unless the delay results from a breach by First Federal of any representation or warranty made herein or a failure by First Federal to perform or fulfill any covenant or agreement made herein, or otherwise is attributable to the acts or omissions of First Federal. Any such increase in the Merger Per Share Consideration shall be in an amount equal to $.05 per share for each calendar month or portion of a month beyond March 31, 1997 for which the Closing Date is delayed.

        1.65 Merger Stock. "Merger Stock" shall mean the shares of First Federal Common Stock outstanding as of the Effective Time, excluding the 48,560 shares of First Federal Common Stock held in the First Federal Incentive Plan which have not been allocated to participants.

        1.66 Merger Total Consideration. "Merger Total Consideration" shall mean that amount which is equal to the product of the Merger Per Share Consideration times the total number of shares of Merger Stock.

        1.67 Minnesota Savings Association Regulatory Authority. "Minnesota Savings Association Regulatory Authority" shall mean the Commissioner of Commerce for the State of Minnesota.

        1.68 Mutual. "Mutual" shall mean Mutual Savings Bank, a mutual savings bank chartered under Chapter 214 of the Wisconsin Statutes.

        1.69 Mutual and Merger Corp. Closing Certificate. "Mutual and Merger Corp. Closing Certificate" shall mean the Closing Certificate of Mutual and Merger Corp. in substantially the form of Exhibit 5 attached to this Agreement.

        1.70 Mutual Counsel Opinion. "Mutual Counsel Opinion" shall mean the opinion of Quarles & Brady in substantially the form of Exhibit 6 attached to this Agreement.

        1.71 NASDAQ/NMS. "NASDAQ/NMS" shall mean the National Association of Securities Dealers Automated Quotations National Market System.

        1.72 OTS. "OTS" shall mean the Office of Thrift Supervision, Department of the Treasury.

        1.73 Paying Agent. "Paying Agent" shall mean a bank or trust company selected by Mutual and reasonably satisfactory to First Federal.

        1.74 Payment Fund.  "Payment Fund" shall have the meaning specified in
Section 2.10 of this Agreement.

        1.75 Permits. "Permits" shall mean all licenses, permits, approvals, franchises, qualifications, permissions, agreements, orders and governmental authorizations required for the conduct of the business of the relevant Person.

        1.76 Permitted Liens. "Permitted Liens" shall mean those of the First Federal Existing Liens which are expressly noted as Permitted Liens on the First Federal Disclosure Schedule.

        1.77 Person. "Person" shall mean a natural person, corporation, bank, trust, partnership, association, governmental entity, agency or branch or department thereof, or any other legal entity.

        1.78 Quantified Material Adverse Effect. "Quantified Material Adverse Effect" shall mean the occurrence of a Material Adverse Effect upon First Federal and the First Federal Subsidiaries taken as a whole, in an amount greater than $1,000,000, calculated on an after-tax basis, resulting solely from a failure by First Federal to perform or fulfill any agreement or covenant made by First Federal in this Agreement or resulting solely from one or more of the representations and warranties made by First Federal in this Agreement becoming untrue based upon (i) any event occurring after the date hereof, or (ii) a discovery after the date hereof relating to the untruth of such representations and warranties as of the date hereof, but in either case excluding therefrom the effects on First Federal and the First Federal Subsidiaries arising from (y) general changes in market interest rates, any changes in Law, generally accepted accounting principals, regulatory accounting principals, regulatory assessments or economic or other changes affecting depository institutions or their holding companies generally, or (z) the costs and expenses relating to this Agreement and the transactions contemplated hereby, except to the extent such costs and expenses exceed $700,000 in the aggregate.

        1.79 Regulatory Approvals. "Regulatory Approvals" shall mean all of the approvals which are conditions precedent to consummating the Merger, as specified in Section 7.1(c) of this Agreement.

        1.80 Restructuring. "Restructuring" shall mean exclusively the consolidation of First Federal and the Bank with and into Mutual as described in
Section 2.15 of this Agreement.

        1.81 SAIF. "SAIF" shall mean the Savings Association Insurance Fund of the FDIC.

        1.82 SEC. "SEC" shall mean the United States Securities and Exchange Commission.

        1.83 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

        1.84 Stock Option Agreement.  "Stock Option Agreement" shall mean the
Stock   Option Agreement, of even date herewith, being entered into by and between First Federal and Mutual concurrently with their execution and delivery of this Agreement.

        1.85 Stock Option Consideration. "Stock Option Consideration" shall mean, with respect to any First Federal Stock Option, that amount which is equal to the difference between the Merger Per Share Consideration minus the exercise price of such First Federal Stock Option, if a positive number.

        1.86 Subsidiary. "Subsidiary" shall mean any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence. Subsidiary shall include an indirect Subsidiary of the relevant Person which is controlled in any manner specified above through one of more corporations or financial institutions which are themselves Subsidiaries.

        1.87 Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 2.1 of this Agreement.

        1.88 Trading Day. "Trading Day" shall mean any day on which stocks trade on NASDAQ/NMS.

        1.89 WBCL.  "WBCL" shall mean the Wisconsin Business Corporation Law.

        1.90 Wisconsin Savings Association Regulatory Agency. "Wisconsin Savings Association Regulatory Agency" shall mean the Administrator of the Division of Savings Institutions of the Wisconsin Department of Financial Institutions.


                                  ARTICLE II
                                  THE MERGER

        2.1 The Merger. This Agreement provides for the merger of Merger Corp. with and into First Federal, whereby the Merger Stock outstanding as of the Effective Time will be converted to cash as described herein. As of the Effective Time, Merger Corp. will be merged with and into First Federal which, as the surviving corporation (the "Surviving Corporation"), shall remain a Wisconsin business corporation registered under HOLA as a savings and loan holding company and, in such capacity, shall be governed by the laws of the State of Wisconsin and Federal laws applicable to registered savings and loan holding companies, including rules and regulations of regulatory authorities thereunder. The separate existence of Merger Corp. shall thereupon cease. The Merger shall be effected pursuant to the provisions of federal Law and the WBCL, and shall have the effects provided in the WBCL.

        2.2 Effect of the Merger.

            (a) At the Effective Time, the effect of the Merger shall be as provided in the WBCL, including the effects described in Sections 2.2(b) and 2.2(c) of this Agreement.

            (b) The corporate identity, existence, purposes, powers, franchises, privileges, assets, properties and rights of both First Federal and Merger
Corp. shall be merged into and continued in the Surviving Corporation, and the Surviving Corporation shall be fully vested therewith. The separate existence of Merger Corp., except insofar as otherwise specifically provided by Law, shall cease at the Effective Time, whereupon Merger Corp. and the Surviving Corporation shall be and become one single corporation.

            (c) At the Effective Time, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, assets, properties, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of First Federal and Merger Corp., and all the rights, privileges, assets, properties, powers and franchises of First Federal or Merger Corp. and all property, real, personal and mixed, tangible or intangible, and all debts due to First Federal or Merger Corp. on whatever account, shall be vested in the Surviving Corporation; and all rights, privileges, assets, properties, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of First Federal or Merger Corp.; and the title to or any interest in any real estate vested by deed or otherwise in First Federal or Merger Corp. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and Liens upon any property of either First Federal or Merger Corp. shall be preserved unimpaired, and all debts, liabilities and duties of First Federal or Merger Corp. shall thenceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

        2.3 Effective Time. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement. The Merger shall become effective on the date and time specified in Articles of Merger to be filed with the Wisconsin Secretary of Financial Institutions. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

        2.4 Articles and Bylaws of Surviving Corporation.

            (a) The Articles of Incorporation of Merger Corp. as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Law, except that the name of the corporation identified therein shall be changed to First Federal Bancshares of Eau Claire, Inc.

            (b) The Bylaws of Merger Corp. as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with Law, except that the name of the corporation identified therein shall be changed to First Federal Bancshares of Eau Claire, Inc.

        2.5 Charter and Bylaws of the Bank; Offices of the Bank.

            (a) The Federal Stock Charter and Bylaws of the Bank in force immediately prior to the Effective Time initially shall be the Charter and Bylaws of the Bank immediately following the Effective Time.

            (b) The location of the main office of the Bank immediately prior to the Effective Time initially shall continue as the main office of the Bank immediately following the Effective Time, and the location of each of the Bank's branch offices immediately prior to the Effective Time shall continue as a branch location of the Bank immediately following the Effective Time.

        2.6 Directors and Officers of Surviving Corporation. As of the Effective Time, the duly qualified and acting directors and officers of Merger Corp. immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

        2.7 Conversion of First Federal Common Stock. At the Effective Time, and without any action on the part of the holders thereof:

            (a) Each share of Merger Stock shall be converted into the right to receive cash in an amount equal to the Merger Per Share Consideration in the manner and form, and on the terms and conditions, set forth in this Agreement. All such shares of Merger Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive cash at the rate of the Merger Per Share Consideration.

            (b) Each share of First Federal Common Stock held in the treasury of First Federal or owned by First Federal or any First Federal Subsidiary for its own account (other than shares of First Federal Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

        2.8 Conversion of Stock of Merger Corp. At the Effective Time, each share of common stock of Merger Corp. then issued and outstanding, without any action on the part of the holder thereof, shall be converted into one share of common stock of the Surviving Corporation.

        2.9 Meeting of First Federal Shareholders.

            (a) First Federal will promptly take all steps necessary to cause the First Federal Meeting to be duly called, noticed, and held as soon as practicable and, in any event, no later than February 28, 1997 (unless postponed pursuant to Section 2.9(b) hereof), for the purpose of voting to approve this Agreement, the Stock Option Agreement, the Merger and all matters related thereto. Subject to Section 2.9(c) of this Agreement, First Federal will use its best efforts to secure the required approval of its Shareholders.

            (b) In connection with the First Federal Meeting, First Federal will prepare and cause to be mailed to its Shareholders a notice of the Meeting and a definitive proxy statement (together the "First Federal Proxy Statement") as soon as practicable. Notwithstanding the foregoing, mailing of the First Federal Proxy Statement shall be postponed until all of the conditions set forth in Sections 7.1(a), 7.1(c) and 7.2(j) of this Agreement have been satisfied, unless the parties mutually agree that said mailing should be commenced notwithstanding that any one or more of such conditions has not been satisfied. Moreover, First Federal shall not be obligated to commence mailing the First Federal Proxy Statement unless and until First Federal receives from Mutual written confirmation that Mutual is unaware of any facts, circumstances, conditions or developments that would cause the conditions set forth in Section 7.2(d) of this Agreement not to be satisfied.

                Mutual and Merger Corp. shall provide First Federal with any information for inclusion in the First Federal Proxy Statement which is required by Law or which is reasonably requested by First Federal. First Federal shall consult with Mutual with respect to the First Federal Proxy Statement and shall afford Mutual reasonable opportunity to comment thereon. If, at any time prior to the First Federal Meeting, any event should occur relating to First Federal which should be set forth in an amendment of, or a supplement to, the First Federal Proxy Statement, First Federal will promptly inform Mutual. In each such case, First Federal, with the cooperation of Mutual, will promptly prepare and mail such amendment or supplement and First Federal shall consult with Mutual with respect to such supplement or amendment and shall afford Mutual reasonable opportunity to comment thereon prior to such mailing. First Federal shall notify Mutual at least 48 hours prior to the mailing of the First Federal Proxy Statement, or any amendment or supplement thereto, to First Federal's Shareholders.

            (c) The First Federal Proxy Statement shall include the recommendation of the Board of Directors of First Federal in favor of the Merger; provided, however, that if the Board of Directors of First Federal shall, in good faith and after consulting with legal counsel, determine that to make such a recommendation would be a violation of its fiduciary obligations under applicable Law, then the Board of Directors of First Federal shall not be obligated to make any such recommendation.

        2.10 Payment of Merger Total Consideration. At the Closing and prior to the Effective Time, Mutual shall deliver to the Paying Agent, by a single wire transfer of immediately available funds to an account in the United States of America designated by the Paying Agent, an amount (such amount hereinafter referred to as the "Payment Fund") equal to the Merger Total Consideration.

        2.11 Surrender of Certificates.

             (a) Promptly after the Effective Time but no later than three (3) business days after the Effective Time, the Paying Agent shall deliver to each First Federal Shareholder a form of letter of transmittal and instructions for use in effecting the surrender of Merger Stock certificates for payment. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed, the Paying Agent shall promptly pay to the First Federal Shareholder entitled thereto, in cash, the Merger Per Share Consideration multiplied by the number of shares of Merger Stock covered by such surrendered certificates and transmittal letters.

             (b) Until surrendered, each outstanding certificate, which prior to the Effective Time represented shares of Merger Stock, shall be deemed to represent and evidence only the right to receive the consideration to be paid therefor as set forth in Section 2.7 of this Agreement and until such surrender, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

             (c) If payment of cash is to be made to a Person other than the Person in whose name the certificate surrendered is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the Person requesting such payment shall (i) pay to the Paying Agent any transfer or other taxes required by reason of payment to a person other than the registered holder of the certificates surrendered, (ii) authorize the Paying Agent to deduct any such taxes from such payment, or (iii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

             (d) No interest shall accrue or be payable with respect to any amounts which any holder of shares of Merger Stock shall be entitled to receive pursuant to this Agreement. The Paying Agent shall be authorized to pay the Merger Per Share Consideration attributable to any certificate representing shares of Merger Stock which has been lost or destroyed upon receipt of evidence of ownership of the shares of Merger Stock represented thereby and of appropriate indemnification, in each case reasonably satisfactory to Mutual.

             (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 2.11 of this Agreement.

             (f) Any portion of the Payment Fund which remains undistributed to the shareholders of the Company six (6) months after the Effective Time shall be returned, at Mutual's request, by the Paying Agent to Mutual, which thereafter shall act as paying agent subject to the rights of holders of unsurrendered certificates of Merger Stock under this Article II and subject to applicable Law. Notwithstanding the foregoing, neither Mutual, the Paying Agent, nor any other party hereto shall be responsible or liable to any holder of Merger Stock for any cash delivered to any public official pursuant to any abandoned property, escheat or similar Law.

             (g) Mutual shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Merger Stock such amounts as Mutual is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Mutual, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Merger Stock in respect of which such deduction and withholding was made by Mutual.

        2.12 [Reserved].

        2.13 Continuation of Deposits. All savings accounts of the Bank shall retain the same status immediately after the Effective Time as they had prior thereto. Each deposit shall have a value equal to and the same character as the deposit immediately prior to the Effective Time and each holder of a savings account shall retain, without payment, a withdrawable savings account or accounts in the Bank equal in withdrawable amount to the withdrawal value of such holder's savings account in the Bank immediately prior to the Effective Time.

        2.14 Liquidation Account and Sub-Accounts. The liquidation account and sub-account balances of the Bank shall be continued for the benefit of certain account holders of First Federal who maintain their account in the Bank in the event of a complete liquidation of the Bank. The liquidation account balance shall be subject to downward adjustment to the extent of any downward adjustment to any sub-account balance in accordance with Section 563b.3(f) of the regulations of the OTS. A distribution of each sub-account balance may be made only in the event of a complete liquidation of the Bank and only out of funds available for such purpose after payment of all creditors but before any payments to stockholders. In the event the restructuring described in Section 2.15 below is effected following the Merger, the liquidation rights of holders of savings accounts in the Bank will be replaced with liquidation rights established for the benefit of Mutual's account holders under Laws applicable to Mutual and Mutual's Articles and Bylaws.

        2.15 Subsequent Restructuring. Concurrent with the Merger or promptly following the Effective Time, Mutual plans to consolidate First Federal and the Bank with and into Mutual. Presently it is anticipated that the Restructuring will be completed by liquidating First Federal and distributing its assets, after paying off or providing for all of its liabilities, to Mutual as First Federal's sole shareholder. Alternatively, First Federal may be merged into Mutual pursuant to applicable Law. Concurrent with or promptly following such liquidation or merger, the Bank will be merged with and into Mutual pursuant to the provisions of applicable Law, and dissolving First Federal. The Restructuring is subject to certain regulatory approvals. In the event the Restructuring is effected, Mutual agrees that it will assume and timely discharge any and all obligations, covenants and agreements of First Federal under this Agreement which are to be performed or discharged after the Effective Time, but which have not been fully performed or discharged as of the time the Restructuring is effected. Mutual agrees, however, that it will not alter the structure of the Restructuring as described herein if it would: (i) alter, change or reduce the amount of the consideration to be paid to holders of First Federal Common Stock or the manner or basis upon which such exchange is made;
(ii) have an adverse federal or state income tax consequence to First Federal, or any of the shareholders of First Federal; (iii) have an adverse effect on the shareholders of First Federal Common Stock; or (iv) would be likely to delay or jeopardize receipt of the Regulatory Approvals or satisfaction of any of the conditions to the Merger set forth in Article VII.

        2.16 Anti-Dilution Provisions. In the event that between the date of this Agreement and the Effective Time the issued and outstanding shares of First Federal Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction, or in the event the number of authorized and unissued shares of First Federal Common Stock subject to issuance upon the exercise of outstanding First Federal Stock Options shall have changed between the date of this Agreement and the Effective Time as the result of the granting of additional First Federal Stock Options, then the Per Share Merger Consideration shall be adjusted appropriately.


                                 ARTICLE III
                               OTHER AGREEMENTS

        3.1 Access. Upon reasonable notice, First Federal shall afford to Mutual's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of First Federal's and its Subsidiaries' properties, books, contracts, commitments and records; provided that First Federal shall have the right to redact any information from such materials which relates to assessments, analyses or discussions of a possible Acquisition engaged in by First Federal prior to the date of this Agreement, or which, subsequent to such date, relates to any breach by Mutual, any failure of any of the closing conditions of any of the parties, or any other matters or issues related to First Federal's evaluation of the Merger or its obligations under this Agreement, or would impair the First Federal Board of Directors' ability to discharge its fiduciary duties.

        3.2 First Federal's Disclosure Schedule.

            (a) Contemporaneously with the execution and delivery of this Agreement, First Federal is delivering to Mutual the First Federal Disclosure Schedule, which is accompanied by a certificate signed by the Chief Executive Officer and Secretary of First Federal stating that the First Federal
Disclosure Schedule is being delivered pursuant to this Agreement and is the First Federal Disclosure Schedule referred to in this Agreement. The First Federal Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of First Federal contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the First Federal Disclosure Schedule. All capitalized terms used in the First Federal Disclosure Schedule shall have the definitions specified in this Agreement. All descriptions or listings of documents contained in the First Federal Disclosure Schedule are qualified in their entirety by reference to the documents so described, true copies of which First Federal heretofore has delivered to Mutual. Except as expressly stated to the contrary in the First Federal Disclosure Schedule, disclosure of a matter or document in the First Federal Disclosure Schedule shall not be deemed to be an acknowledgement that such matter is material or outside the ordinary course of business of First Federal. Disclosure of any matter or event in any of the schedules included in the First Federal Disclosure Schedule shall be deemed disclosure for purposes of any and all other schedules included therein without the need of specific cross reference or duplication, provided, however, that disclosure of an agreement or other document in a listing of agreements or documents without any summary or description of the substance thereof shall be deemed disclosure only for purposes of the schedule in which such agreement or other document is listed.

            (b) Updates. Prior to the Closing Date, First Federal shall update the First Federal Disclosure Schedule on a monthly basis by written notice to Mutual to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the First Federal Disclosure Schedule.

        3.3 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time; (b) use best efforts to cause all of the conditions precedent set forth in
Article VII of this Agreement to be satisfied. Neither party shall take any action, nor agree to commit to take any action, which would or reasonably can be expected to: (i) adversely affect the ability of either Mutual or First Federal to obtain the

Regulatory Approvals; (ii) adversely affect a party's ability to perform its covenants or agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

        3.4 Deliveries of Information; Consultation. From time to time prior to the Effective Time, and subject to the limitations on Mutual's access rights under Section 3.1 of this Agreement and to the confidentiality provisions of
Section 3.13 of this Agreement:

            (a) Deliveries by First Federal. First Federal shall furnish promptly to Mutual: (i) a copy of each significant report, schedule and other document filed by or received by First Federal or its Subsidiaries pursuant to the requirements of federal or state securities or financial institution Laws or any other applicable Laws promptly after such documents are available; (ii) its consolidated monthly financial statements (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by First Federal or its Subsidiaries' Board of Directors, or any committee thereof; and (iv) all other significant information concerning First Federal and its Subsidiaries' business, properties and personnel as Mutual may reasonably request.

            (b) Consultation. Representatives of First Federal and Mutual shall confer and consult with one another on a regular and frequent basis to report on operational matters and the general status of First Federal's ongoing business operations.

            (c) Regulatory Matters. Representatives of First Federal and Mutual shall discuss with one another any matters in which any state or federal regulator (i) of First Federal or any of its Subsidiaries, is involved, or (ii) of Mutual is involved if such involvement relates to any of the transactions contemplated by this Agreement.

            (d) Litigation. Each party to this Agreement shall provide prompt notice to the other party of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation.

        3.5 Directors' and Officers' Indemnification.

            (a) Mutual's Indemnification. From and after the Effective Time, Mutual shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of First Federal or any First Federal Subsidiary (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Mutual (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation which is based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Federal or any First Federal Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time, but only if filed, initiated, asserted or claimed prior to, or at or within seven years after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the full extent First Federal would have been permitted under the WBCL and First Federal's Articles of Incorporation and Bylaws (as amended and in effect as of the date of this Agreement) to indemnify such person, and Mutual shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by Law upon receipt of any affirmation and undertaking required by Section 180.0853 of the WBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether brought before or within seven years after the Effective Time): (x) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Mutual; (y) after the Effective Time, Mutual shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) after the Effective Time, Mutual will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Mutual shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Mutual (but the failure so to notify Mutual shall not relieve it from any liability which it may have under this
Section 3.5 except to the extent such failure prejudices such party), and shall deliver to Mutual the affirmation and undertaking, if any, required by Section
180.0853 of the WBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

            (b) Parties Benefitted. The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and shall survive the Effective Time and any merger, consolidation or reorganization of Mutual, including the Restructuring.

        3.6 Letter of First Federal's Accountants. First Federal shall use its best efforts to cause to be delivered to Mutual a letter of Ernst & Young LLP, First Federal's independent auditors, dated a date within three business days before the date on which the First Federal Proxy Statement is first mailed to First Federal Shareholders and addressed to Mutual, in form and substance reasonably satisfactory to Mutual and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the First Federal Proxy Statement.

        3.7 Legal Conditions to Merger. Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with the Regulatory Approvals and furnishing all information required in connection therewith); (b) promptly cooperate with and
furnish information to the other party in connection with any   such
requirements imposed upon any of them in connection with the Merger; and (c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        3.8 Stock Listings. First Federal shall use its best efforts to maintain the listing of First Federal Common Stock on the NASDAQ/NMS through the Effective Time. It is the intention of the parties that by taking this action First Federal Shareholders will not be entitled to any dissenters' or appraisal rights under applicable Law as a result of the Merger and the transactions contemplated by this Agreement.

        3.9 Announcements. Subject to each party's disclosure obligations imposed by Law, First Federal and Mutual will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public Announcement or statement with respect thereto prior to consultation with the other party.

        3.10 Best Efforts. Subject to the terms and conditions of this Agreement and subject to the fiduciary duties of the Board of Directors of each party, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement.

        3.11 Employee And Managerial Matters.

             (a) Employees. Mutual agrees to consider each of the Bank's employees for continued employment by the Bank in a comparable position following the Effective Time. All such evaluations will be conducted in accordance with Mutual's hiring practices and employment standards, including Mutual's assessments of the Bank's present and future needs for the experience and skills possessed by any particular employee. Mutual anticipates that, at least initially, the Bank will continue to employ substantially all, if not all, of the Bank's present employees. In the event any full-time employee who has completed one or more years of service with the Bank (and who is not covered by an employment contract or severance agreement) is terminated by Mutual other than for cause and within four months of the Closing Date, such employee shall be entitled to a severance benefit equal to two weeks' base compensation plus an additional week of base compensation for each additional full year of service completed with the Bank prior to the Closing Date (up to a total maximum severance benefit of eight weeks' base compensation).

             (b) Advisory Board of Mutual. Mutual shall establish an advisory board of directors of Mutual consisting of the following individuals, all of whom presently serve as directors of First Federal: Donald T. Tietz, Douglas R. Trembath, David G. Anderson, Michael P. Kell, Kermit C. Walker and David M. Frederikson. Such individuals shall serve and remain as members of Mutual's Advisory Board pursuant to the terms of Mutual's Bylaws for a period of eighteen (18) months following the Closing Date. For their services in this capacity, each member of the Advisory Board shall receive a retainer fee in the amount of $1,000 per month. Mutual shall have no obligation to fill any vacancy which arises on the Advisory Board as a result of the voluntary resignation, disability or death of any member of the Advisory Board.

             (c) Board of Directors of Bank. The Board of Directors of the Bank initially shall consist of individuals designated by Mutual.

             (d) First Federal Replacement Employment Agreements; Severance Benefits. At the Closing and at the election and direction of Mutual, the Bank shall, with respect to each of the First Federal Executives, either: (i) enter into a First Federal Replacement Employment Agreement; or (ii) enter into a First Federal Severance Agreement.

        3.12 Employee Benefit Matters.

             (a) First Federal Stock Option Plan. Prior to the Closing Date, First Federal shall take any and all actions necessary so that, effective as of the Effective Time, the First Federal Stock Option Plan will be terminated, and any and all shares reserved for issuance in connection with the exercise of options granted under such Plan (including those reserved for issuance upon the exercise of First Federal Stock Options granted prior to, and outstanding as of, the Effective Time) shall be free of all restrictions associated with such reservation and shall constitute authorized and unissued shares of First Federal Common Stock.

             (b) First Federal ESOP. At or prior to the Effective Time, participation in the First Federal ESOP shall be discontinued and no additional participants shall be permitted in the First Federal ESOP at or after such time. Mutual shall, as soon as reasonably practicable after all assets of the ESOP have been allocated to the participants in accordance with the terms of the ESOP, terminate the First Federal ESOP and apply for a letter of determination from the IRS confirming that the termination of the First Federal ESOP does not adversely affect its tax qualified status. The cash proceeds received in connection with the Merger upon the conversion into cash of shares of First Federal Common Stock held in the First Federal ESOP suspense account shall be used to prepay the principal and interest outstanding and unpaid under the First Federal ESOP Indebtedness. Upon full payment of the First Federal ESOP Indebtedness, maximum allocations from the First Federal ESOP suspense account shall be made to participants' accounts until completely exhausted.

             (c) First Federal Deferred Compensation Plan. Prior to the Closing Date, First Federal shall cause to be taken any and all actions necessary to limit contributions to the First Federal Deferred Compensation Plan so that: (i) for the year ending December 31, 1997 and for all years thereafter until the First Federal ESOP has been terminated as provided in Section 3.12(b) of this Agreement, such contributions will be calculated so as to provide to the participant an allocation in an amount equal to the difference between the amount of the allocation such participant would be entitled to receive for the relevant year under the provisions of the First Federal ESOP (including as total compensation for such participant only such participant's base salary and bonus for the relevant year) without taking into effect the limitations imposed under the Code, minus the amount of the First Federal ESOP allocation actually received by such participant as a result of the application of such Code limitations; and
(ii) for years after the First Federal ESOP is terminated as provided in Section 3.12(b) of this Agreement, so as to provide the participant with a contribution in an amount equal to the difference between the amount of the contribution Mutual would make to its qualified retirement plans on behalf of such participant (including as the participant's total compensation only the participant's base salary and bonus for the relevant year) without giving effect to any limitations imposed under the Code, minus the amount of the contribution actually made by Mutual to its qualified retirement plans on behalf of such participant giving effect to the limitations imposed by the Code. After the Closing Date, Mutual shall assume and continue the First Federal Deferred Compensation Plan for the benefit of Mr. Tietz to this limited extent.

             (d) First Federal Profit Sharing Plan. At or prior to the Effective Time, participation in the First Federal Profit Sharing Plan shall be discontinued and no additional participants shall be permitted in such Plan at or after such time. Mutual shall as soon as reasonably practicable after the Effective Time terminate the First Federal Profit Sharing Plan and apply for a letter of determination from the IRS confirming that the termination of the First Federal Profit Sharing Plan does not adversely affect its tax qualified status. Upon receipt of such a determination letter, all assets held in the First Federal Profit Sharing Plan shall be distributed to participants or transferred on behalf of the participants to Mutual's tax-qualified retirement plans in accordance with the terms of the Plan and ERISA.

             (e) First Federal Incentive Plan. First Federal shall take any and all actions necessary so that, effective as of the Effective Time, all shares of First Federal Common Stock awarded to participants in the First Federal Incentive Plan prior to the Effective Time immediately will vest to the participant, and the 48,560 shares of First Federal Common Stock held by the First Federal Incentive Plan which have not been awarded to participants will be cancelled without consideration and restored to the status of authorized and unissued shares of First Federal Common Stock.

             (f) Health and Welfare Benefits. Prior to the Closing Date, First Federal shall cause to be taken all actions necessary to terminate and discontinue, as of the Effective Time, all of First Federal's and the Bank's health and welfare benefit plans, programs, insurance and policies, except as necessary to continue paying benefits to eligible participants receiving benefits as of the Effective Time and except as necessary to provide COBRA benefits to any employees of the Bank who may be entitled to receive such benefits as a result of discontinuance of their employment with the Bank, if any. In this regard,

Mutual acknowledges that First Federal sponsors a defined benefit healthcare plan that provides post-retirement medical benefits to all retired employees, directors and their spouses who have completed 10 or more years of service. Mutual agrees to cause the Bank to continue offering benefits to those employees who have reached age 50 and have completed 15 years of service with the Bank prior to the Closing Date and who subsequently remain employed by the Bank, Mutual or any Subsidiary of Mutual until attainment of age 65 (a schedule of employees receiving such benefits, or who may become eligible to receive such benefits, is included in the First Federal Disclosure Schedule), it being agreed that, prior to the Closing Date, First Federal shall cause to be taken any and all actions necessary to amend such plan so as to achieve this result and so that, on an actuarial basis, the total projected benefits payable under such plan will not exceed $846,000 (the accrued liability associated with this plan as reflected on First Federal's consolidated balance sheet as of December 31,
1995). Notwithstanding the foregoing, the parties agree and intend that Mutual's total liability to pay benefits under this plan is limited in the aggregate to $846,000. From and after the Effective Time, employees retained in the employment of the Bank will be eligible to participate in the health and welfare benefits, programs, plans, insurance and policies sponsored by Mutual for the benefit of its employees.

            (g) Sick Leave and Vacation Pay. Effective as of the Effective Time, employees retained in the employment of the Bank will receive sick days and vacation days in accordance with Mutual's standard policies. Such employees will not be permitted to carry over any accrued and unused sick days or vacation time accumulated during their employment with the Bank prior to the Effective Time. However, for purposes of determining the amount of vacation time such employees will be entitled to receive under Mutual's vacation policy, such employees will receive credit for their years of credit service with the Bank prior to the Effective Time. Furthermore, as soon as reasonably practicable following the Effective Time, Mutual shall cause the Bank to pay to all persons in its employ as of the Effective Time who have accumulated accrued and unused vacation days while employed by the Bank prior to the Effective Time an aggregate amount equal to their respective shares of the accrued value of the total vacation days as will be reflected on First Federal's consolidated balance sheet as of December 31, 1996. For purposes of determining the amount of sick days such employees will be entitled to receive under Mutual's sick days policy, employees will receive credit for their years of credit service prior to the Effective Time.

             (h) Participation in Qualified Mutual Employee Benefit Plans. All employees retained in the employment of the Bank following the Effective Time shall be eligible to participate in any and all qualified pension and retirement plans and other qualified Employee Benefit Plans sponsored from time to time by Mutual for the benefit of its employees as of the first entry date following the date on which the First Federal ESOP is terminated as provided in
Section 3.12(b) of this Agreement. Such employees shall be credited for eligibility and vesting purposes, but not for benefit purposes, for the years of credit service they accumulated during their employment with the Bank prior to the Effective Time. In addition, Mutual shall exercise all reasonable efforts to enable employees retained by the Bank following the Effective Time to reinvest in Mutual's 401(k) Savings Plan the proceeds received by them in connection with the distributions from the First Federal ESOP, the First Federal Deferred Compensation Plan and the First Federal Profit Sharing Plan described in Sections 3.12(b), (c) and (d), respectively, of this Agreement.

        3.13 Confidentiality. Mutual agrees to treat as strictly confidential and agrees not to divulge to any other Person (other than its employees, attorneys, accountants, financial advisors and other agents and representatives who have a need to know such information for purposes of assisting Mutual in fulfilling its obligations under this Agreement) any financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to First Federal which it may come to know or which may come into its possession pursuant to this Agreement or otherwise during the course of conducting its investigations contemplated by this Agreement and, if the transactions contemplated by this Agreement are not consummated for any reason, Mutual agrees promptly to return to First Federal all materials furnished to Mutual by or at the direction of First Federal. Notwithstanding the foregoing, information shall not be deemed confidential, and Mutual shall have no duty of confidentiality with respect to information which: (a) is known to Mutual at the time it is disclosed by or at the direction of First Federal;
(b) is disclosed to Mutual by a third party not known by Mutual to have an independent duty of confidentiality to First Federal with respect thereto; (c) is in the public domain at the time it is provided to Mutual by or at the direction of First Federal, or thereafter falls into the public domain otherwise than as a result of a breach by Mutual of its obligation of confidentiality under this Section 3.13 of this Agreement. In the event Mutual is required or finds it necessary to disclose any of the confidential information in connection with any of the Regulatory Approvals, Mutual will notify First Federal of that fact and will cooperate with First Federal so as to minimize the amount of confidential information to be so disclosed and to take such reasonable precautions to maintain the confidentiality of such information as may be requested by First Federal, including requests to the regulatory authorities that such information be deemed confidential and not subject to disclosure under the Freedom of Information Act. In the event Mutual otherwise is required to disclose any such confidential information, Mutual agrees that it will provide First Federal with prompt notice of such required disclosures so that First Federal may seek an appropriate protective order and/or waive Mutual's compliance with the provisions of this Section 3.13 of this Agreement.

        3.14 Conformance to Reserve Policies. First Federal shall cause the Bank to establish such additional accruals and reserves as may be necessary, in the reasonable judgment of Mutual, to conform the Bank's general valuation allowances to Mutual's asset classification policy, as well as to reflect the costs and expenses of First Federal with respect to the Merger and the other transactions contemplated by this Agreement; provided, however, that First Federal shall not be required to cause the Bank to take any such action until the Regulatory Approvals have been received and First Federal is reasonably satisfied that the Merger will be consummated. First Federal's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modification or changes undertaken by the

Bank in order for First Federal to comply with the requirements of this
Section 3.14 of this Agreement.

        3.15 Conduct of Mutual's Business. Mutual will maintain its corporate existence in good standing and conduct its business so as to be able to consummate the transactions contemplated by the Agreement. Mutual shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, covenants or agreements contained or referred to herein, give prompt written notice thereof to First Federal and use its best efforts to prevent or promptly remedy the same.

        3.16 FDICIA Management Certification Systems. As soon as reasonably practicable following the date of this Agreement, First Federal shall retain the services of its independent accounting firm, Ernst & Young LLP, for the purpose of providing consultation and advice to First Federal in connection with First Federal's development of management certification systems and controls designed to comply with the requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 applicable to institutions with total consolidated assets in excess of $500 million. Any expenses incurred by First Federal in this regard will not be considered expenses incurred in connection with the transactions contemplated by this Agreement, nor shall such expenses be considered in determining whether a Quantified Material Adverse Effect has occurred for purposes of Section 7.2(d) of this Agreement.

                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

        First Federal hereby represents and warrants to Mutual that:

        4.1 Organization and Qualification; Subsidiaries.

            (a) First Federal is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin, and is a registered savings and loan holding company under HOLA. The Bank is a Federally-chartered capital stock savings bank duly organized, validly existing and in good standing under the Laws of the United States. The deposits of the Bank are insured by the SAIF of the FDIC as permitted by Federal Law, and the Bank has paid all premiums and assessments required thereunder. The Bank is a member in good standing of the FHLB of Chicago. Each of the other First Federal Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of First Federal and the First Federal Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("First Federal Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS, the FDIC, the Wisconsin Savings Association Regulatory Agency and the Minnesota

Savings Association Regulatory Agency, except where a failure to be so organized, existing and in good standing or to have such power, authority and First Federal Approvals would not, individually or in the aggregate, have a Material Adverse Effect on First Federal and the First Federal Subsidiaries, taken as a whole, and neither First Federal nor any First Federal Subsidiary has received any notice of proceedings relating to the revocation or modification of any First Federal Approvals.

             (b) First Federal and each First Federal Subsidiary is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on First Federal and the First Federal Subsidiaries, taken as a whole.

             (c) A true and complete list all Subsidiaries of First Federal (the "First Federal Subsidiaries"), together with (i) First Federal's direct or indirect percentage ownership of each First Federal Subsidiary; (ii) the jurisdiction in which the First Federal Subsidiaries are incorporated; and (iii) a description of the principal business activities conducted by each First Federal Subsidiary, is set forth in the First Federal Disclosure Schedule. Except as set forth in the First Federal Disclosure Schedule, First Federal and/or one or more of the First Federal Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the First Federal Subsidiaries. Except for the Subsidiaries identified in the First Federal Disclosure Schedule, First Federal does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

        4.2 Articles of Incorporation and Bylaws. First Federal heretofore has furnished to Mutual a complete and correct copy of the Articles of Incorporation and Bylaws, as amended or restated, of First Federal and of each First Federal Subsidiary. Such Articles of Incorporation and Bylaws are in full force and effect. Neither First Federal nor any First Federal Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

        4.3 Capitalization. The authorized capital stock of First Federal consists of 12,000,000 shares of First Federal Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement,
(a) 6,855,379 shares of First Federal Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL (including judicial interpretations thereof and of Section 180.40(6), its predecessor statute), and not issued in violation of any preemptive right of any First Federal Shareholder, (b) 360,809 shares of First Federal Common Stock are held in the treasury of First Federal, (c) 523,174 shares of First Federal Common Stock are subject to issuance pursuant to outstanding First Federal Stock Options, and (d) 198,444 shares of First Federal Common Stock are reserved for future issuance pursuant to the First Federal Stock Option Plan. As of the date of this Agreement, no shares of First Federal's preferred stock are issued and outstanding. Except as set forth in clauses (c) and (d) above, as of the date of this Agreement First Federal has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of First Federal or any First Federal Subsidiary or obligating First Federal or any First Federal Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, First Federal or any First Federal Subsidiary. All shares of First Federal Common Stock subject to issuance as described in the foregoing, upon issue on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL (including judicial interpretations thereof and of Section 180.40(6), its predecessor statute), and will not be issued in violation of any preemptive right of any First Federal Shareholder. Except as described in the First Federal Disclosure Schedule, there are no obligations, contingent or otherwise, of First Federal or any First Federal Subsidiary to repurchase, redeem or otherwise acquire any shares of First Federal Common Stock or the capital stock of any First Federal Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any First Federal Subsidiary or any other entity. Each of the outstanding shares of capital stock of each First Federal Subsidiary is duly authorized, validly issued, fully paid and nonassessable, except, where applicable, as provided in Section 180.0622(2)(b) of the WBCL (including judicial interpretations thereof and of Section 180.40(6), its predecessor statute), and such shares owned by First Federal or another First Federal Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of First Federal's voting rights, charges or other encumbrances of any nature whatsoever.

        4.4 Authorization: Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by First Federal or the Bank are within the corporate power of First Federal or the Bank, as the case may be, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of First Federal or the Bank, as the case may be; and (b) upon the approval of the First Federal Shareholders and receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by First Federal or the Bank will be, when executed and delivered by First Federal and the Bank, the valid and binding obligations of First Federal and the Bank, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        4.5 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by First Federal do not and will not conflict with or result in a breach of any Law, the Articles of Incorporation or Bylaws of First Federal, the Federal Stock Charter or Bylaws of the Bank or the Articles of Incorporation or Bylaws of any First Federal Subsidiary, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any First Federal Existing Contract or any First Federal Existing Permit, or the creation of any Lien upon any of the properties or assets of First Federal or any First Federal Subsidiary, in each case which would have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole.

        4.6 Title to Assets; Leases. Except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, First Federal owns good and marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens, except: (a) the First Federal Existing Liens; and (b) the Permitted Liens on the Closing Date. There is not, under any leases pursuant to which First Federal or any of the First Federal Subsidiaries leases from others real or personal property, any default by First Federal, any First Federal Subsidiary or, to the best of First Federal's knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default.

        4.7 Litigation. Except for the First Federal Existing Litigation: (a) neither First Federal nor any First Federal Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or, to the knowledge of First Federal, any continuing material investigation by, any federal or state savings and loan or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of First Federal, proposed or threatened, against or relating to First Federal or any First Federal Subsidiary, nor is there any basis known to First Federal for any such action; (c) there are no actions, suits or proceedings pending or, to the knowledge of First Federal, proposed or threatened, against First Federal by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Federal or any First Federal Subsidiary as a result of an examination by any regulatory authority.

        4.8 Securities and Banking Reports; Books and Records

            (a) Since January 1, 1993, First Federal and the Bank have filed all reports, registration statements, definitive proxy statements and prospectuses, together with any amendments required to be made with respect thereto, that were and are required to be filed under the Securities Act, Exchange Act or any other Law with: (i) the SEC; (ii) the OTS; (iii) the FHLB of Chicago; (iv) the FDIC; and (v) any other applicable state securities or savings and loan authorities (all such reports, statements and prospectuses are collectively referred to herein as the "First Federal Reports"). When filed, each of the First Federal Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

            (b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of First Federal included in the First Federal Reports filed with the SEC have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements as permitted by Form 10-Q of the SEC) and each fairly present the consolidated financial condition of First Federal as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

            (c) The minute books of First Federal and the First Federal Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The share transfer books of First Federal are correct, complete and current in all respects. The accounting books and records of First
Federal:   (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of First Federal.

        4.9 Absence of Certain Changes. Except as set forth in the First Federal Disclosure Schedule, since December 31, 1995 there has not been any:

            (a) change in the financial condition, properties, business or results of operations of First Federal or any First Federal Subsidiary having a Material Adverse Effect on First Federal and the First Federal Subsidiaries, taken as a whole;

            (b) damage, destruction or loss (whether or not covered by insurance) with respect to any assets of First Federal or any First Federal Subsidiary having a Material Adverse Effect on First Federal and the First Federal Subsidiaries, taken as a whole;

            (c) transactions by First Federal or any First Federal Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement;

            (d) except for regular quarterly cash dividends of $0.07 per share on First Federal Common Stock with usual record and payment dates, declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of First Federal or any direct or indirect redemption, purchase or other acquisition of any such stock by First Federal;

            (e) allocations to the accounts of any directors, officers or employees of First Federal or of any First Federal Subsidiary pursuant to any of the First Federal Existing Plans other than in the normal course and in accordance with the terms of the First Federal Existing Plans (none of which have been amended or established subsequent to December 31, 1995);

            (f) contribution to, increase in, or establishment of any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers, directors or key employees of First Federal or any First Federal Subsidiary other than in the normal course and in accordance with the terms of the First Federal Existing Plans (none of which have been amended or established subsequent to December 31, 1995); or

            (g) change in the method of accounting or accounting practices of First Federal or any First Federal Subsidiary.

        4.10 Buildings and Equipment. Except as set forth in the First Federal Disclosure Schedule: (a) the Buildings and the Equipment of First Federal and the First Federal Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured for the nature of First Federal's business with the self-insured retentions specified on the First Federal Disclosure Schedule; (c) such assets and their use conform in all material respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by First Federal or any First Federal Subsidiary.

        4.11 First Federal Existing Contracts. The First Federal Disclosure Schedule lists and briefly describes each Contract (the "First Federal Existing Contracts") to which First Federal or a First Federal Subsidiary is a party or by which its assets are bound and which constitutes:

             (a) a lease of, or agreement to purchase or sell, any capital assets;

             (b) any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment or rendition of services and which: (i) are in waiting, or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

             (c) any agreements or notes evidencing any Indebtedness;

             (d) a power of attorney (whether revocable or irrevocable) given to any Person by First Federal or any First Federal Subsidiary that is in force;

             (e) an agreement by First Federal or any First Federal Subsidiary not to compete in any business or in any geographical area;

             (f) an agreement restricting the right of First Federal or any First Federal Subsidiary to use or disclose any information in its possession;

             (g) a partnership, joint venture or similar arrangement;

             (h) a license;

             (i) an agreement or arrangement with any Affiliate;

             (j) an agreement for data processing services;

             (k) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the SEC, OTS, the FDIC or any other regulatory authority.

             (l) any other agreement or set of related agreements or series of agreements which: (i) involve an amount in excess of $50,000 on an annual basis or $100,000 in the aggregate; or (ii) is not in the ordinary course of business of First Federal or any First Federal Subsidiary.

        4.12 Performance of First Federal Existing Contracts. First Federal and each First Federal Subsidiary has fully performed each term, covenant and condition of each First Federal Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole.

        4.13 Contingent and Undisclosed Liabilities. First Federal and the First Federal Subsidiaries have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the First Federal Reports or in the First Federal Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since December 31, 1995 and are not required to be disclosed in the First Federal Reports or pursuant to this Agreement or the First Federal Disclosure Schedule.

        4.14 First Federal Existing Insurance Policies. All real and personal property owned or leased by First Federal or any First Federal Subsidiary has been and is being insured against, and First Federal or the respective First Federal Subsidiary maintains liability insurance against, such insurable risks and in such amounts as set forth in the First Federal Existing Insurance Policies. The First Federal Existing Insurance Policies constitute all insurance coverage owned by First Federal or any First Federal Subsidiary and are in full force and effect and First Federal or any First Federal Subsidiary has not received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance. Except as described in the First Federal Disclosure Schedule, no property damage, personal injury or liability claims have been made, or are pending, against First Federal or any First Federal Subsidiary that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by First Federal or any First Federal Subsidiary. Neither First Federal nor any First Federal Subsidiary has any liability for unpaid premiums or premium adjustments for any insurance policy. To the knowledge of First Federal, the cost of any insurance currently maintained by First Federal or any First Federal Subsidiary will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

        4.15 Employee Benefit Plans.

             (a) Except for the First Federal Existing Plans, First Federal does not maintain, nor is it bound by, any Employee Benefit Plan. First Federal has furnished Mutual with a complete and accurate copy of each First Federal Existing Plan and a complete and accurate copy of each material document prepared in connection with each such First Federal Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

             (b) Except as indicated on the First Federal Disclosure Schedule, no member of First Federal's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as indicated on the First Federal Disclosure Schedule, none of the First Federal Existing Plans or First Federal Existing Contracts obligates First Federal or any First Federal Subsidiary to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under
Section 280G of the Code. Except as indicated on the First Federal Disclosure Schedule, none of the First Federal Existing Plans or First Federal Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of First Federal or any First Federal Subsidiary. Each of the First Federal Existing Plans is subject only to the Laws of the United States or a political subdivision thereof.

             (c) Each First Federal Existing Plan has always been operated in material compliance with the requirements of all applicable Law, and all persons who participate in the operation of such First Federal Existing Plans and all First Federal Existing Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in material compliance with the provisions of all applicable Law. First Federal and all of the First Federal Subsidiaries have performed in all material respects all obligations required to be performed by any of them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any First Federal Existing Plan. No legal action, suit or claim is pending or, to the knowledge of First Federal, threatened with respect to any First Federal Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of First Federal that could give rise to any such action, suit or claim.

             (d) Except as set forth on the First Federal Disclosure Schedule, each First Federal Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any First Federal Existing Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such First Federal Existing Plan or the exempt status of any such trust. No trust maintained or contributed to by First Federal or any First Federal Subsidiary is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

             (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any First Federal Existing Plan. First Federal and each of the First Federal Subsidiaries has not incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

             (f) All contributions, premiums or payments required to be made with respect to any First Federal Existing Plan have been made on or before their due dates. There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the First Federal Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the First Federal Existing Plans. First Federal and the First Federal Subsidiaries are not contributing to, and have not contributed to any multi-employer plan, as defined in ERISA.

        4.16 No Violation of Law. Except as set forth in the First Federal Disclosure Schedule, neither First Federal, any First Federal Subsidiary nor any of the assets of First Federal or the First Federal Subsidiaries materially violate or conflict with any Law, any First Federal Exiting Permits, or any decree, judgment or order, or any zoning, building line restriction, planning, use or other similar restriction, in each case which would have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole.

        4.17 Brokers. Except for fees to Dain Bosworth Incorporated, First Federal's financial advisor, neither First Federal nor any First Federal Subsidiary has incurred any brokers', finders', financial advisor or any similar fee in connection with the transactions contemplated by this Agreement. The First Federal Disclosure Schedule contains a list of all fees to be paid to Dain Bosworth Incorporated in connection with the transactions contemplated by this Agreement.


        4.18 Taxes.

             (a) Except as disclosed in the First Federal Disclosure Schedule and except as may arise as a result of the transactions contemplated by this
Agreement: First Federal and the First Federal Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole; First Federal and the First Federal Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the First Federal Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against First Federal or any First Federal Subsidiary and to the knowledge of First Federal there is no basis in fact for the assessment of any tax or penalty tax against First Federal or any First Federal Subsidiary.

             (b) As of the date of this Agreement, there are no fiscal years of First Federal currently under examination by the IRS or the Wisconsin Department of Revenue, and none of the open years have been examined by the IRS or the Wisconsin Department of Revenue. First Federal and the First Federal Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.

             (c) There are no tax Liens upon any property or assets of First Federal or any First Federal Subsidiary except for Liens for current taxes not yet due and payable.

             (d) As soon as practicable after the date of this Agreement, First Federal and the First Federal Subsidiaries will deliver to Mutual correct and complete copies of all tax returns and reports of First Federal filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the knowledge of First Federal, no such examination or audit is planned.

             (e) Except where the failure to withhold, pay or file would not have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole, First Federal and the First Federal Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

        4.19 Real Estate. The First Federal Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing First Federal or a First Federal Subsidiary to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by First Federal or any First Federal Subsidiary; (b) other than with respect to First Federal or any First Federal Subsidiary as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by First Federal or any First Federal Subsidiary, in the peaceful possession of First Federal or any First Federal Subsidiary; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of First Federal and the First Federal Subsidiaries and the First Federal Real Estate; (h) except as disclosed in the First Federal Disclosure Schedule, to the knowledge of First Federal, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Mutual from continuing the operations presently conducted thereon by First Federal or any First Federal Subsidiary; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on First Federal and the First Federal Subsidiaries, taken as a whole; (l) is not subject to any presently pending condemnation proceedings, nor to First Federal's knowledge, are such proceedings threatened against the Real Estate.

        4.20 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by First Federal or any First Federal Subsidiary, except for the Regulatory Approvals.

        4.21 No Pending Acquisitions. Except for this Agreement, First Federal is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

        4.22 Labor Matters.

             (a) Except as disclosed on the First Federal Disclosure Schedule (or in an updated First Federal Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of First Federal or any First Federal Subsidiary who has any claim against any of such entities
(whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period;
(ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the First Federal Reports.

             (b) There are no pending and unresolved claims by any Person against First Federal or any First Federal Subsidiary arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of First Federal, threatened, nor has First Federal or any First Federal Subsidiary ever experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of First Federal or any First Federal Subsidiary or which did, may or would interfere with the continued operation of First Federal or any First Federal Subsidiary.

             (c) Neither First Federal nor any First Federal Subsidiary is a party to any collective bargaining agreement. There is not now pending or, to the knowledge of First Federal, threatened, any charge or complaint against First Federal or any First Federal Subsidiary by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of First Federal or any First Federal Subsidiary and First Federal and the First Federal Subsidiaries have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

        4.23 Indebtedness. Except for the First Federal Existing Indebtedness, First Federal has no Indebtedness.

        4.24 First Federal Existing Permits. The First Federal Existing Permits constitute all Permits which First Federal and the First Federal Subsidiaries currently have and need for the conduct of their respective businesses as currently conducted.

        4.25 Disclosure. No statement of fact by First Federal contained in this Agreement, the First Federal Disclosure Schedule, the First Federal Proxy Statement or any other document furnished or to be furnished by First Federal contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

        4.26 Information Supplied. None of the information supplied or to be supplied by First Federal for inclusion or incorporation by reference in the First Federal Proxy Statement will, at the date(s) mailed to the First Federal Shareholders and at the time(s) of the First Federal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The First Federal

Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

        4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of First Federal Common Stock is the only vote of the holders of any class or series of capital stock or other securities of First Federal necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

        4.28 Opinion of Financial Advisor. First Federal has received the opinion of Dain Bosworth Incorporated dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the First Federal Shareholders is fair to the First Federal Shareholders from a financial point of view, and a copy of such opinion has been delivered to Mutual.

        4.29 Environmental Protection.

             (a) As used in this Section 4.29 of this Agreement:

                 (i) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by First Federal or any First Federal Subsidiary; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                 (ii) "Environmental Laws" shall mean all federal, state, local or foreign statute, Law, rule, ordinance, code, policy, guideline, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                (iii) "Environmental Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes, restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

                 (iv) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

             (b) Except as set forth in the First Federal Disclosure Schedule, to the knowledge of First Federal, First Federal and the First Federal
Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that First Federal is not in compliance with applicable Environmental Laws.

             (c) Except as set forth in the First Federal Disclosure Schedule, to the knowledge of First Federal, First Federal and the First Federal Subsidiaries have obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for its operations, and all such permits are in good standing and First Federal and the First Federal Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

             (d) Except as set forth in the First Federal Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of First Federal, threatened against First Federal, any First Federal Subsidiary or against any Person whose liability for any Environmental Claim First Federal or any First Federal Subsidiary has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which First Federal or any First Federal Subsidiary owns, leases or manages.

             (e) Except as set forth in the First Federal Disclosure Schedule, to the knowledge of First Federal, there have been no Environmental Releases of any Environmental Hazardous Material by First Federal or by any Person on real property owned (including REO properties of the Bank), used, leased or operated by First Federal or any of the First Federal Subsidiaries.

             (f) To the knowledge of First Federal, no real property at any time owned (including REO properties of the Bank), operated, used or controlled by First Federal or any First Federal Subsidiary is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the First Federal Disclosure Schedule, First Federal has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

             (g) To the knowledged of First Federal, no off-site location at which First Federal or any First Federal Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither First Federal nor any First Federal
Subsidiary has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

             (h) The First Federal Disclosure Schedule includes an estimate by First Federal of future costs to First Federal and each First Federal Subsidiary of compliance with, and environmental cleanup and response under, Environmental Laws.


        4.30 Investment Securities. Except for the First Federal Existing Investment Securities, First Federal does not own, and does not have any right or obligation to acquire, any Investment Securities.


                                  ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF MUTUAL AND MERGER CORP.

        Mutual and Merger Corp. hereby jointly and severally represent and warrant to First Federal that:

        5.1 Organization and Capitalization; Business.

            (a) Mutual is a mutual savings bank duly organized, validly existing and in good standing under Chapter 214 of the Wisconsin Statutes. The deposits of Mutual are insured by the SAIF of the FDIC as permitted by Federal Law, and Mutual has paid all premiums and assessments required thereunder. Mutual is a member in good standing of the FHLB of Chicago.

            (b) Mutual has full corporate power and authority and those Permits necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

            (c) Merger Corp. is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Prior to the date of this Agreement, Merger Corp. engaged in no business other than matters necessary to the organization and incorporation of Merger Corp. and to authorize Merger Corp. to enter into, execute and deliver this Agreement. The authorized capital stock of Merger Corp. consists of 9,000 shares of common stock, One Cent ($.01) par value per share. As of the date of this Agreement, 100 shares of Merger Corp.'s common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL (including judicial interpretations thereof and of Section 180.40(6), its predecessor statute), and are owned by Mutual.

            (d) Copies of the Articles of Incorporation and Bylaws of Mutual and of Merger Corp. have been delivered to First Federal. Such copies are complete and correct copies of such documents, and are in full force and effect. Neither Mutual nor Merger Corp. are in violation of any of the provisions of their Articles of Incorporation or Bylaws in any respect which reasonably could be expected to have an adverse effect on their ability to consummate the transactions contemplated by this Agreement.

        5.2 Authorization; Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. are within the corporate power of Mutual or Merger Corp., as the case may be, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of Mutual and, where required, by the Board of Directors and sole shareholder of Merger Corp.; and (b) upon receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action on the part of both Mutual and Merger Corp. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. will be, when executed and delivered by Mutual or Merger Corp., as the case may be, the valid and binding obligations of Mutual or Merger Corp., as the case may be, enforceable against Mutual or Merger Corp., as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        5.3 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. do not and will not conflict with or result in a breach of any Law or the Articles of Incorporation or Bylaws of Mutual or Merger Corp. or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract of Mutual or Merger Corp. or any Permit held by or the creation of any Lien upon any of the properties or assets of Mutual or Merger Corp.

        5.4 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Mutual, proposed or threatened, against Mutual or Merger Corp. by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement. There is no reasonable basis for any proceeding, claim, action or governmental investigation against Mutual which reasonably can be expected to have an adverse effect on the ability of Mutual to consummate the transactions contemplated by this Agreement.

        5.5 Brokers. Except for fees to RP Financial, L.L.C., Mutual's financial advisor, neither Mutual nor Merger Corp. has not incurred any brokers', finders', financial advisor or any similar fee in connection with the transactions contemplated by this Agreement.

        5.6 Governmental Approvals. Other than the Regulatory Approvals, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Mutual or Merger Corp.

        5.7 Disclosure. No statement of fact by Mutual contained in this Agreement, the First Federal Proxy Statement or any other document furnished or to be furnished by Mutual contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

        5.8 Information Supplied. None of the information supplied or to be supplied by Mutual for inclusion or incorporation by reference in the First Federal Proxy Statement will, at the date(s) mailed to the First Federal Shareholders and at the time(s) of the First Federal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        5.9 Opinion of Financial Advisor. Mutual has received the opinion of RP Financial, L.L.C., dated the date of this Agreement, to the effect that the consideration to be paid in the Merger by Mutual is fair to Mutual and its Members from a financial point of view, and a copy of such opinion has been delivered to First Federal.

        5.10 Cash Payment. Mutual has sufficient funds or has financing committed (evidence of which has been provided to First Federal) to pay the cash payment required under Section 2.10 of this Agreement and such payment will not cause Mutual to fail to meet any regulatory capital requirements to which it is subject.

        5.11 Compliance with Laws. Mutual is in compliance in all material respects with all applicable Laws.

        5.12 Consummation. Mutual has no reason to believe that it will be unable to obtain the Regulatory Approvals.

        5.13 Employee Benefit Plans. Each "employee benefit plan," as that term is defined in Section 3 of ERISA, any "employee welfare benefit plan" or "multi-employer plan," as those terms are defined in Section 3 of ERISA, or dental plan, retirement plan, flexible benefits or cafeteria plan, deferred compensation plan, or other employee benefit program or arrangement maintained by Mutual or any Subsidiary of Mutual (collectively, "Mutual Benefit Plans") has been operated in all material respects in compliance with the applicable provisions of ERISA, the Code, and all regulations, rulings and announcements promulgated or issued thereunder. Each of the Mutual Benefit Plans that is intended to be a pension, profit sharing, thrift, or savings plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision, and there exist no circumstances that would adversely affect the qualified status of any such Plan under that Section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired.


                                  ARTICLE VI
           CONDUCT OF BUSINESS BY FIRST FEDERAL PENDING THE MERGER

        From and after the date of this Agreement and until the Effective Time, First Federal and the First Federal Subsidiaries shall:

        6.1 Carry on in Regular Course. Diligently carry on their business in the regular course and substantially in the same manner as heretofore conducted and shall not make or institute any unusual or novel methods of lending, investing, purchasing, selling, leasing, managing, accounting or operating.

        6.2 Use of Assets. Use, manage, operate, maintain and repair all of their assets and properties in a normal business manner.

        6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the First Federal Existing Contracts, except where such breach would not have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole.

        6.4 Existing Insurance Policies. Use reasonable efforts to maintain all of the First Federal Existing Insurance Policies in full force and effect, except as mutually agreed to by First Federal and Mutual.

        6.5 Employment Matters. Not: (a) except as described in the First Federal Disclosure Schedule, grant any increase in the rate of pay of any of their employees, other than regularly scheduled year-end pay adjustments in the normal course which shall not, in the aggregate, exceed (i) 3.5% of current payroll for all employees not subject to employment contracts and (ii) a total of $20,000 for those employees who have employment agreements; (b) institute or amend any Employee Benefit Plan, except as expressly contemplated under this Agreement; (c) enter into or modify any written employment arrangement with any Person; (d) make any discretionary contributions to any of the First Federal Existing Plans, except for contributions to the First Federal ESOP necessary for the First Federal ESOP to make scheduled installment payments required under the terms of the First Federal ESOP Indebtedness; or (e) make any allocation to the account of any participant(s) in any of the First Federal Existing Plans, other than in the normal course and in accordance with the terms of the relevant First Federal Existing Plan or except as expressly contemplated by this Agreement. Notwithstanding the foregoing, First Federal may provide for the payment of normal 1996 year-end bonuses, which shall not in the aggregate exceed $40,000 for all non-contract employees as a group and $65,000 for all employees with employment contracts as a group, and may further establish a bonus pool of not in excess of $28,000 which may be used as additional 1996 year-end bonus payments at the discretion of the Board and as needed to assure the retention of key personnel necessary to the integration of Mutual's and First Federal's operations.

        6.6 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with First Federal's normal business practices and not purchase, lease, sell or dispose of any capital asset, except for such capital asset transactions which individually do not involve a dollar amount in excess of $50,000 and which together do not involve an aggregate dollar amount in excess of $150,000.

        6.7 Indebtedness; Investments. Not create, incur, invest in or assume any Indebtedness or Investment Securities not in the usual and ordinary course of business; and not, without the prior written consent of Mutual, incur costs and expenses in connection with the transactions contemplated by this Agreement which materially exceed the estimate set forth in the First Federal Disclosure Schedule pursuant to Section 8.5 of this Agreement.

        6.8 Preservation of Relationships. Use their best efforts to preserve their business organizations intact, to retain the services of their present officers and key employees and to preserve the goodwill of depositors, borrowers and other customers, suppliers, creditors and others having business relationships with First Federal.

        6.9 Compliance with Laws. Comply with all applicable Laws, except for such noncompliances which would not individually or in the aggregate have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole.

        6.10 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

        6.11 Amendments. Not amend First Federal's Articles of Incorporation or Bylaws, the Bank's Federal Stock Charter or Bylaws, or the Articles of Incorporation or Bylaws of any other First Federal Subsidiary, except as mutually agreed to by First Federal and Mutual or as required by Law.

        6.12 Issuance of Stock; Dividends; Redemptions. Not: (a) issue any additional shares of stock of any class (including any shares of First Federal Preferred Stock) or grant any warrants, options (including any options pursuant to the First Federal Stock Option Plan) or rights to subscribe for or acquire any additional shares of stock of any class other than the issuance of First Federal Common Stock issuable upon exercise of First Federal Stock Options outstanding as of the date of this Agreement; (b) except as provided below, declare or pay any dividend or make any capital or surplus distributions of any nature, except for First Federal's regular quarterly cash dividends not exceeding $0.07 per share for each outstanding share of First Federal Common Stock; or (c) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of their capital stock or liquidate in whole or in part.

        6.13 Policy Changes. Not make a material change in any lending, investment, liability, management or other material policies concerning their business or operations, except as required by Law or as required by the Board of Directors of First Federal in the exercise of its fiduciary duties.

        6.14 Carlson Loans. Not, except with the prior approval of Mutual,: (a) make any loans or otherwise extend any additional credit to David Carlson or any Affiliate of David Carlson; or (b) modify the terms of any existing loans or other credit facilities previously extended to David Carlson or any Affiliate of David Carlson.

        6.15 Acquisition Transaction. Promptly following the execution of this Agreement, take affirmative steps necessary to discontinue, and thereafter not initiate, solicit or knowingly encourage (including by way of furnishing any information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or negotiate with any person in furtherance of such inquires or to obtain an Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by First Federal or any of the First Federal Subsidiaries to take any such action, and First Federal shall promptly notify Mutual orally, and confirm in writing, subject to disclosure being consistent with the fiduciary duties of the Board of Directors of First Federal, all of the relevant details relating to all inquiries and proposals which First Federal or a First Federal Subsidiary may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.15 shall prohibit the Board of Directors of First Federal from: (a) furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to First Federal and/or the Bank or take any other action if (i) the Board of Directors of First Federal, after consultation with legal counsel, determines in good faith that such action is required for the Board of Directors of First Federal to comply with its fiduciary duties to shareholders imposed by applicable Laws, and (ii) prior to furnishing such information to such party, First Federal receives from such party an executed confidentiality agreement in reasonably customary form; or (b) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

                                 ARTICLE VII
                      CONDITIONS PRECEDENT TO THE MERGER


        7.1 Conditions to Each Parties Obligations to Effect the Merger. The respective obligations of Mutual and First Federal to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following conditions precedent:

            (a) No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and, in either case, where in the reasonable judgment of either Mutual or First Federal, such suit, action or other proceeding, is likely to have a material adverse effect with respect to such party's interest.

            (b) Approval of First Federal Shareholders. This Agreement and the Merger shall have received the requisite approval and authorization of the First Federal Shareholders.

            (c) Regulatory Approvals.

                (i) The Merger, this Agreement and the transactions contemplated hereby, shall have been approved by the OTS, the FDIC, the Wisconsin Savings Association Regulatory Agency, the Minnesota Savings Association Regulatory Agency, and any other governmental entities whose approval is necessary, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. The Restructuring described in
Section 2.15 of this Agreement also shall have been approved by the OTS, the FDIC and the Wisconsin Savings Association Regulatory Agency, and any other governmental entity whose approval is necessary in order for Mutual to proceed with such restructuring.

               (ii) No permission, approval, determination, consent or waiver received pursuant to Section 7.1(c)(i) of this Agreement shall contain any condition applicable to Mutual which is, in the reasonable judgment of Mutual, materially burdensome upon the conduct of Mutual's business or which would so adversely impact the economic and business benefits of the Merger to Mutual so as to render it inadvisable to proceed with the Merger.

        7.2 Conditions to Obligation of Mutual. The obligation of Mutual to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

            (a) Compliance with Agreement. First Federal shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

            (b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Mutual, and First Federal shall have made available to Mutual for examination the originals or true and correct copies of all documents Mutual may reasonably request in connection with the transactions contemplated by this Agreement.

            (c) Representations and Warranties of First Federal. Each of the representations and warranties of First Federal contained in this Agreement, after giving effect to any update to the First Federal Disclosure Schedule or notice to Mutual under Section 3.2(b), shall be true and correct, as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on First Federal and the First Federal Subsidiaries taken as a whole.

            (d) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Quantified Material Adverse Effect (including any such condition(s) or fact(s) disclosed in an update to the First Federal Disclosure Schedule delivered to Mutual by First Federal pursuant to Section 3.2(b) of this Agreement).

            (e) Deliveries at Closing. First Federal shall have delivered to Mutual the following documents, each properly executed and dated the Closing
Date: (i) the First Federal Closing Certificate; and (ii) the First Federal Counsel Opinion.

            (f) Other Documents. First Federal shall have delivered to Mutual such certificates and documents of officers of First Federal and public officials as shall be reasonably requested by Mutual to establish the existence of First Federal and the due authorization of this Agreement and the transactions contemplated by this Agreement by First Federal.

            (g) Accountant Letters. Mutual shall have received a copy of each of the following letters from Ernst & Young LLP, each of which shall be in form and substance reasonably satisfactory to Mutual and shall contain information concerning the financial condition of First Federal: (i) the letter described in Section 3.6 of this Agreement; (ii) a similar letter dated the Closing Date.

            (h) First Federal Replacement Employment Agreements and Severance Agreements. Pursuant to Section 3.11(d) of this Agreement, First Federal shall have delivered to Mutual, with respect to each of the First Federal Executives, either: (i) a First Federal Replacement Employment Agreement; or (ii) a First Federal Severance Agreement, as directed by Mutual, in each case dated as of the Closing Date and duly executed by the appropriate First Federal Executive.

            (i) Stock Listing. First Federal Common Stock shall continue to be listed on the NASDAQ/NMS.

            (j) First Federal Stock Options. First Federal shall have, at its election, either (i) taken all steps necessary to accelerate exercisability of all outstanding First Federal Stock Options so that the same become exercisable as of a date prior to the Closing Date, and each holder of a First Federal Stock Option shall voluntarily have exercised all of his or her First Federal Stock Options prior to the Closing Date; or (ii) prior to the Closing Date and with the written consent of the First Federal Stock Option holder, cashed out each of such holder's First Federal Stock Options without the exercise thereof at a price equal to the Stock Option Consideration. In any event, as of the Closing Date there shall be no outstanding First Federal Stock Options.

        7.3 Conditions to Obligation of First Federal. The obligation of First Federal to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

            (a) Compliance with Agreement. Mutual and Merger Corp. each shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

            (b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to First Federal, and Mutual shall have made available to First Federal for examination the originals or true and correct copies of all documents which First Federal may reasonably request in connection with the transactions contemplated by this Agreement.

            (c) Representations and Warranties of Mutual and Merger Corp. Each of the representations and warranties of Mutual and Merger Corp. contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

            (d) Deliveries at Closing. Mutual shall have delivered to First Federal the following documents, each properly executed and dated the Closing
Date: (i) the Mutual and Merger Corp. Closing Certificate; and (ii) the Mutual Counsel Opinion.

            (e) Other Documents. Mutual shall have delivered to First Federal such certificates and documents of officers of Mutual and of public officials as shall be reasonably requested by First Federal to establish the existence of Mutual and the due authorization of this Agreement and the transactions contemplated by this Agreement by Mutual.

            (f) Opinion of Financial Advisor. First Federal shall have received the opinion of Dain Bosworth Incorporated dated the date on which the First Federal Proxy Statement is first mailed to First Federal Shareholders, to the effect that the consideration to be received in the Merger by the First Federal Shareholders is fair to the First Federal Shareholders from a financial point of view.

            (g) First Federal Replacement Employment Agreements and Severance Agreements. Pursuant to Section 3.11(d) of this Agreement, First Federal shall have delivered to Mutual, on behalf of each of the First Federal Executives, either: (i) a First Federal Replacement Employment Agreement; or (ii) a First Federal Severance Agreement, in each case dated as of the Closing Date and executed on behalf of the Bank by a duly authorized officer and by the appropriate First Federal Executive.


                                 ARTICLE VIII
                          TERMINATION; MISCELLANEOUS

        8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the First Federal Shareholders), as follows:

            (a) by mutual written agreement of Mutual and First Federal;

            (b) by Mutual if any of the conditions set forth in Sections 7.1 or
7.2 of this Agreement shall not have been fulfilled by the Closing;

            (c) by First Federal if any of the conditions set forth in Sections
7.1 or 7.3 of this Agreement shall not have been fulfilled by the Closing;

            (d) by either Mutual or First Federal if the Closing has not occurred on or before 11:59 p.m. on August 31, 1997.

        8.2 Rights on Termination; Waiver. The representations, warranties, covenants, agreements and other obligations of the parties set forth in this Agreement shall terminate upon the termination of this Agreement pursuant to
Section 8.1 hereof, except that the
agreements set forth in Sections 3.9, 3.13, and Article VIII of this Agreement shall survive any such termination indefinitely, and each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Sections 7.1 and 7.2 of this Agreement have not been satisfied, Mutual may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Sections 7.1 and 7.3 of this Agreement have not been satisfied, First Federal may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

        8.3 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, agreements and other obligations of the parties set forth in this Agreement shall terminate at the Effective Time, except the covenants, agreements, and other obligations of the parties which by their terms are contemplated to be performed after the Effective Time, including those set forth in Sections 2.10, 2.11, 2.12, 2.13, 2.14, 3.5, 3.11, 3.12, 8.4,
8.6, 8.8, 8.9, 8.10, 8.11, 8.13 and 8.14 shall survive the Effective Time indefinitely.

        8.4 Entire Agreement; Amendment. This Agreement, the Stock Option Agreement, and the other documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the First Federal Shareholders, except that after such approval no amendment shall be made without the further approval of the First Federal Shareholders if such amendment: (a) reduces the Per Share Merger Consideration; or (b) otherwise materially adversely affects the rights of the First Federal Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        8.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. The First Federal Disclosure Schedule includes an estimate by First Federal of all costs and expenses incurred or to be incurred by First Federal in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event Mutual terminates this Agreement pursuant to Section 8.1(b) on account of First Federal having failed to fulfill or comply with one or more of the conditions set forth in Section

7.2(a) or 7.2(c) of this Agreement, or if First Federal terminates this Agreement pursuant to Section 8.1(c) hereof on account of Mutual having failed to fulfill or comply with one or more of the conditions set forth in Section 7.3(a) or 7.3(c) of this Agreement, then, in addition to any other rights or remedies such party (the "non-breaching party") shall have against the other party (the "breaching party") under this Agreement or at law or in equity, the non-breaching party shall have the right to recover from the breaching party all reasonable and necessary expenses incurred by the non-breaching party exclusively for the purpose of entering into this Agreement and consummating the transactions contemplated hereby.

        8.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin.

        8.7 Assignment. This Agreement and the Stock Option Agreement shall not be assigned by operation of law or otherwise, except that Mutual may assign all or any of its rights hereunder and thereunder to any Affiliate provided that no such assignment shall relieve Mutual of its obligations hereunder.

        8.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:


  IF TO MUTUAL OR MERGER CORP.:  Mutual Savings Bank
                                 Attn:  Michael T. Crowley, Jr.
                                 President and Chief Executive Officer
                                 4949 West Brown Deer Road
                                 Milwaukee WI  53223
                                 Fax No:  (414) 362-6195

                                 with a copy to:

                                 Quarles & Brady
                                 Attention:  James D. Friedman
                                 411 East Wisconsin Avenue
                                 Milwaukee WI 53202
                                 Fax No:  414-277-5874

  IF TO FIRST FEDERAL:           First Federal Bancshares of Eau Claire, Inc.
                                 Attn:  Donald T. Tietz
                                 President and Chief Executive Officer
                                 319 East Grand Avenue
                                 Eau Claire WI  54710
                                 Fax No:  (715) 833-8997

                                 with a copy to:

                                 Michael Best & Friedrich
                                 Attn:  W. Charles Jackson
                                 100 East Wisconsin Avenue
                                 Milwaukee WI  53202
                                 Fax No.:  (414) 277-0656


        8.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        8.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

        8.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

        8.12 Specific Performance. The parties agree that the assets and business of First Federal as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

        8.13 No Reliance. Except for the parties to this Agreement, any Indemnified Parties under Section 3.5 of this Agreement and any assignees permitted by Section 8.8 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.


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

        8.14 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Merger Corp. or First Federal, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Merger Corp. or First Federal.




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




        IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                MUTUAL SAVINGS BANK


                                By: /s/ Michael T. Crowley, Jr.
                                    -------------------------------------
                                    Michael T. Crowley, Jr.
                                    President and Chief Executive Officer


                                Attest:

                                /s/ P. Terry Anderegg
                                -----------------------------------------
                                P. Terry Anderegg, Senior Vice President


                                FIRST FEDERAL MERGER CORPORATION


                                By: /s/ Michael T. Crowley, Jr.
                                    --------------------------------------
                                    Michael T. Crowley, Jr.
                                    President


                                FIRST FEDERAL BANCSHARES OF EAU
                                CLAIRE, INC.


                                By: /s/ Donald T. Tietz
                                   ---------------------------------------
                                   Donald T. Tietz
                                   President and Chief Executive Officer


                                Attest:

                                /s/ Jerome A. Reinecke
                                ------------------------------------------
                                Jerome A. Reinecke, Secretary



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